Exhibit 99.1

Station Casinos Announces Second Quarter Results

LAS VEGAS--(BUSINESS WIRE)--Station Casinos, Inc. ("Station" or the "Company") today announced the results of its operations for the second quarter ended June 30, 2008.

Results of Operations

The Company's net revenues for the second quarter ended June 30, 2008 were approximately $339.1 million, a decrease of 7% compared to the prior year's second quarter. The Company reported EBITDA for the quarter of $128.4 million, a decrease of 11% compared to the prior year's second quarter.

During the second quarter, the Company incurred $0.6 million in costs to develop new gaming opportunities, $2.3 million of expense related to equity-based awards, $3.8 million of preopening expenses and $4.5 million of other non-recurring costs. Including these items, the Company reported net income of $18.6 million.

The Company’s earnings from its Green Valley Ranch joint venture for the second quarter were $9.0 million, which represents a combination of the Company's management fee plus 50% of Green Valley Ranch’s operating income. For the second quarter, Green Valley Ranch generated EBITDA before management fees of $22.1 million, a decrease of 22% compared to the same period in the prior year.

Las Vegas Market Results

For the second quarter, net revenues from the Major Las Vegas Operations, excluding Green Valley Ranch, were $307.0 million, a 6% decrease compared to the prior year’s second quarter, while EBITDA from those operations decreased 11% to $106.1 million.

EBITDA is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for the valuation of gaming companies. EBITDA is further defined in footnote 1.

Balance Sheet and Capital Expenditures

Long-term debt was $5.29 billion as of June 30, 2008. Total capital expenditures were $62.7 million for the second quarter which consisted of maintenance and land purchases. Equity contributions to joint ventures during the second quarter were $7.4 million.

Aliante Station

Development continues on the Aliante Station project, a hotel and casino located in the Aliante master-planned community in North Las Vegas, Nevada. The Company is jointly developing the project on a 40-acre site on the northeast corner of Interstate 215 and Aliante Parkway, which was contributed by the Greenspun Corporation for their 50% ownership in the joint venture. Station is the managing partner of the project and will receive a management fee for its services of 2% of the property’s revenues and approximately 5% of EBITDA. The $675 million project is expected to open on November 11, 2008.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Wildfire Boulder, Gold Rush Casino and Lake Mead Casino in Henderson, Nevada. Station also owns a 50% interest in Green Valley Ranch Station Casino, Barley's Casino & Brewing Company, The Greens and Wildfire Lanes in Henderson, Nevada and a 6.7% interest in the joint venture that owns the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, the ability to recognize the benefits of the Company’s merger (the “Merger”) with FCP Acquisition Sub, a Nevada corporation (“Merger Sub”), pursuant to which Merger Sub merged with and into the Company with the Company continuing as the surviving corporation, which was completed on November 7, 2007, pursuant to the Agreement and Plan of Merger dated as of February 23, 2007 and amended as of May 4, 2007, among the Company, Fertitta Colony Partners LLC, a Nevada limited liability company, and Merger Sub; the impact of the substantial indebtedness incurred to finance the consummation of the Merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2007, and its Registration Statement on Form S-3ASR File No. 333-134936. All forward-looking statements are based on the Company’s current expectations and projections about future events. All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Construction projects such as the development of Aliante Station entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods and unanticipated cost increases. The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met.

Development of the proposed gaming and entertainment projects with the Gun Lake Tribe, the Federated Indians of Graton Rancheria, the Mechoopda Indian Tribe of Chico Rancheria and the North Fork Rancheria of Mono Indians and the operation of Class III gaming at each of the projects is subject to certain governmental and regulatory approvals, including, but not limited to, approval of state gaming compacts with the State of Michigan or the State of California, the Department of the Interior completing the process of taking land into trust for the benefit of the tribes and approval of the management agreements by the National Indian Gaming Commission. No assurances can be given as to when, or if, these governmental and regulatory approvals will be received.

(1) EBITDA consists of net income (loss) plus income tax (provision) benefit, interest and other expense, net, loss or gain on asset disposals, net, preopening expenses, equity-based compensation expense, lease termination costs, other non-recurring and non-cash costs, depreciation, amortization and development expense. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for the valuation of gaming companies. The Company believes that in addition to cash flows and net income (loss), EBITDA is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income (loss) and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the components should be considered. The impact of income tax (provision) benefit, interest and other expense, net, loss or gain on asset disposals, net, preopening expenses, equity-based compensation expense, lease termination costs, other non-recurring and non-cash costs, depreciation, amortization and development expense, each of which can significantly affect the Company’s results of operations and liquidity and should be considered in evaluating the Company’s operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income (loss) or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles (“GAAP”) and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income (loss), as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company’s measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies. A reconciliation of EBITDA to net income (loss) is included in the financial schedules accompanying this release.

Station Casinos, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating revenues:
Casino	$238,222	$256,459	$487,664	$521,154
Food and beverage	58,765	62,865	119,730	124,428
Room	27,981	28,556	58,281	59,304
Other	19,755	19,515	39,082	36,943
Management fees	19,326	23,614	38,072	48,442
Gross revenues	364,049	391,009	742,829	790,271
Promotional allowances	(24,947)	(28,113)	(51,410)	(54,937)
Net revenues	339,102	362,896	691,419	735,334

Operating costs and expenses:
Casino	91,440	96,982	187,211	192,282
Food and beverage	40,276	43,992	81,962	87,054
Room	10,202	9,130	20,565	18,546
Other	8,661	7,493	15,977	13,720
Selling, general and administrative	64,253	60,896	127,804	122,824
Corporate	10,385	17,403	22,434	38,713
Development	612	675	1,339	1,704
Depreciation and amortization	58,416	39,975	115,655	80,197
Loss (gain) on asset disposals, net	1,087	(1,693)	1,151	(1,739)
Preopening	2,720	2,227	4,850	3,461
Management agreement/lease termination	100	3,800	1,600	3,800
	288,152	280,880	580,548	560,562

Operating income	50,950	82,016	110,871	174,772
Earnings from joint ventures	6,641	9,361	15,167	20,888
Operating income and earnings from joint ventures	57,591	91,377	126,038	195,660

Other income (expense):
Interest expense, net	(94,003)	(57,263)	(191,349)	(113,793)
Interest and other expense from joint ventures	(7,787)	(6,963)	(17,041)	(12,872)
Change in fair value of derivative instruments	65,140	-	6,708	-
	(36,650)	(64,226)	(201,682)	(126,665)

Income (loss) before income taxes	20,941	27,151	(75,644)	68,995
Income tax (provision) benefit	(2,352)	(12,078)	23,369	(30,872)
Net income (loss)	$18,589	$15,073	$(52,275)	$38,123

Station Casinos, Inc.
Summary Information and
Reconciliation of Net Income (Loss) to EBITDA
(amounts in thousands, except occupancy percentage and ADR)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Major Las Vegas Operations (a):
Net revenues	$307,029	$327,141	$627,419	$662,145

Net income	$1,642	$24,327	$8,374	$62,801
Income tax (benefit) provision	(1,207)	23,410	3,097	46,991
Interest and other expense, net	7,513	28,229	15,366	57,881
Rent expense	62,362	-	124,725	-
Depreciation and amortization	33,362	38,012	65,224	76,318
(Gain) loss on asset disposals, net	(39)	-	21	(32)
Equity-based compensation expense	628	-	1,332	-
Other non-recurring costs	1,701	-	2,065	-
Management agreement/lease termination	100	3,800	100	3,800
Preopening expenses	-	748	-	564
EBITDA (b)	$106,062	$118,526	$220,304	$248,323

Green Valley Ranch (50% owned):
Net revenues	$61,225	$69,577	$125,608	$139,018

Net (loss) income	$(1,171)	$3,989	$268	$14,965
Interest and other expense, net	16,753	15,028	34,251	25,869
Depreciation and amortization	6,324	5,912	12,629	11,594
Gain on asset disposals, net	(5)	(17)	(5)	(17)
Loss on early retirement of debt	-	-	122	1,655
Equity-based compensation expense	9	-	31	-
Other non-recurring costs	167	-	167	-
Management agreement/lease termination	-	3,300	-	3,300
Preopening expenses	-	99	-	102
EBITDA	$22,077	$28,311	$47,463	$57,468

Major Las Vegas Operations including Green Valley Ranch:
Net revenues	$368,254	$396,718	$753,027	$801,163

Net income	$471	$28,316	$8,642	$77,766
Income tax (benefit) provision	(1,207)	23,410	3,097	46,991
Interest and other expense, net	24,266	43,257	49,617	83,750
Rent expense	62,362	-	124,725	-
Depreciation and amortization	39,686	43,924	77,853	87,912
(Gain) loss on asset disposals, net	(44)	(17)	16	(49)
Loss on early retirement of debt	-	-	122	1,655
Equity-based compensation expense	637	-	1,363	-
Management agreement/lease termination	100	7,100	100	7,100
Other non-recurring costs	1,868	-	2,232	-
Preopening expenses	-	847	-	666
EBITDA	$128,139	$146,837	$267,767	$305,791

Total Station Casinos, Inc. (c):
Net income (loss)	$18,589	$15,073	$(52,275)	$38,123
Income tax provision (benefit)	2,352	12,078	(23,369)	30,872
Interest and other expense, net	36,650	64,226	201,682	126,665
Depreciation and amortization	58,416	39,975	115,655	80,197
Development expense	612	675	1,339	1,704
Loss (gain) on asset disposals, net	1,087	(1,693)	1,151	(1,739)
Loss (gain) on asset disposals, net at joint ventures (50%)	6	(8)	9	(19)
Preopening expenses	2,720	2,227	4,850	3,461
Preopening expenses at joint ventures (50%)	1,082	-	1,947	-
Equity-based compensation expense	2,285	-	4,787	-
Referendum expense at Thunder Valley (24%)	-	-	1,560	-
Other non-recurring costs	4,467	6,018	5,607	11,619
Management agreement/lease termination	100	3,800	1,600	3,800
Management agreement/lease termination at Green Valley Ranch (50%)	-	1,650	-	1,650
EBITDA	$128,366	$144,021	$264,543	$296,333

Occupancy percentage	91%	92%	90%	93%
ADR	$88	$94	$93	$95
(a)	Includes the wholly-owned properties of Red Rock, Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station, Fiesta Rancho and Fiesta Henderson.

(b)

For the three and six months ended June 30, 2008, the CMBS Properties (Red Rock, Palace Station, Boulder Station and Sunset Station) reported EBITDA of $75.9 million and $156.6 million, respectively. For the trailing twelve months ended June 30, 2008, EBITDA for the CMBS Properties was $310.0 million. The calculation of EBITDA for the CMBS Properties is based upon EBITDA as defined in the CMBS loan documents, the components of which may differ from those presented above.

(c)

Includes the Major Las Vegas Operations, Wild Wild West, Wildfire Rancho, Wildfire Boulder, Gold Rush, Lake Mead Casino, the Company's earnings from joint ventures, management fees and corporate expense.

Selected Balance Sheet Data:	Balance at June 30, 2008
Cash and cash equivalents	$70,417
Restricted cash	$15,530
Long-term debt
CMBS mortgage loan and related mezzanine financings	$2,475,000
Senior subordinated notes	1,262,969
Senior notes	819,004
Land loan	250,000
Term loan	248,750
Revolver	150,000
Other long-term debt	82,835
Total long-term debt	5,288,558
Current portion of long-term debt	(5,782)
Total long-term debt, net	$5,282,776

CONTACT:
Station Casinos, Inc., Las Vegas
Thomas M. Friel, 800-544-2411 or 702-495-4210
Executive Vice President, Chief Accounting Officer
and Treasurer
Lori B. Nelson, 800-544-2411 or 702-495-4248
Director of Corporate Communications